EL PASO ELECTRIC COMPANY

DEBT SECURITIES

FIRST SUPPLEMENTAL INDENTURE

Dated May 19, 2008

To the Debt Securities Indenture dated May 1, 2005

The Bank of New York Trust Company, N.A.,

As successor to JPMorgan Chase Bank, National Association,

As Trustee

FIRST SUPPLEMENTAL INDENTURE dated as of May 19, 2008 (the “First Supplemental Indenture”) to Debt Securities Indenture dated as of May 1, 2005 (the “Original Indenture”) between EL PASO ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of Texas, (the “Company”), and The Bank of New York Trust Company, N.A., as successor to JPMorgan Chase Bank, National Association (the “Trustee”).

WITNESSETH

WHEREAS, the Company and Trustee have entered into the Original Indenture;

WHEREAS, the Company may from time to time duly authorize the issue of its debentures, notes, bonds and other evidences of indebtedness (herein called the “Securities”) in accordance with the terms and conditions of the Original Indenture, as supplemented by this First Supplemental Indenture;

WHEREAS, all acts and things have been done and performed which are necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed; and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized;

NOW, THEREFORE, in consideration of the premises and for the other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the Company and the Trustee as follows:

ARTICLE I.

AUTHORIZATION; DEFINITIONS

Section 1.01. Authorization and Scope. This First Supplemental Indenture is entered into in accordance with Section 11.01 of the Original Indenture. The amendments and supplements effected by this First Supplemental Indenture shall be applicable only with respect to, and govern the terms of, Securities issued on or after the date of this First Supplemental Indenture, and shall not apply to any other Securities that may have been issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such amendments and supplements. Except as amended and supplemented by this First Supplemental Indenture, the provisions of the Original Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.02. Definitions. Except as expressly provided in Section 2.01 of this First Supplemental Indenture and unless the context shall otherwise require, all terms which are defined in Sections 1.01 and 1.02 of the Original Indenture shall have the same meanings in this First Supplemental Indenture as such terms are given in the Original Indenture.

ARTICLE II.

AMENDMENTS TO THE INDENTURE

Section 2.01. Amendment to Section 4.06 of the Original Indenture. Section 4.06 of the Original Indenture is hereby amended and restated in its entirety as follows:

“Section 4.06. SEC Reports. The Company shall file with the Trustee, (i) within 15 days after the Company files the same with the SEC, copies of the annual reports and of the information, documents and other reports which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and (ii) such reports, information and other documents as are required to be filed pursuant to Section 314(a) of the Trust Indenture Act. Any other obligor on the Securities shall do likewise as to the above items which it is required to file with the SEC pursuant to those sections.

However, the Company shall not be required to deliver to the Trustee any material for which the Company has sought and received confidential treatment by the SEC. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

Section 2.02. Amendment to Section 6.01 of the Original Indenture.

Section 6.01 is hereby amended by adding the following paragraph immediately after paragraph (g) in Section 6.01.

“Notwithstanding any other provisions in the Indenture, if so elected by the Company, the sole remedy for an Event of Default relating to the failure to comply with Section 4.06 of this Indenture or Section 314(a)(1) of the TIA (the “Reporting Obligations”) will, for the Additional Interest Period (as defined below) consist exclusively of the right to receive additional interest (the “Reporting Interest”) on the Securities accruing at an annual rate equal to 0.25% of the principal amount of the Securities provided, however, that on the 180th calendar day after commencement of such Additional Interest Period (if the failure to comply with Section 4.06 of this Indenture or Section 314(a)(1) of the TIA, as applicable, is not waived), the Securities will be subject to acceleration in the same manner as other defaults under this Indenture. The Reporting Interest will accrue on all outstanding Securities from and including the date on which an Event of Default relating to a failure to comply with the Reporting Obligations first occurs to, but not including, the date on which such Event of Default is cured or waived (the “Additional Interest Period”). The foregoing provisions in this Section 6.01(h) do not affect the rights of holders of Securities in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay the Reporting Interest upon an Event of Default in accordance with this Section 6.01(h), the Securities will be subject to acceleration as provided in the Indenture. In order to elect to pay the Reporting Interest as the sole remedy during the Additional Interest Period for an Event of Default relating to the Reporting Obligations, the Company must notify all holders of Securities and the Trustee and the Paying Agent of such election on or before the close of business on the date on which such Event of Default occurs.”

ARTICLE III.

MISCELLANEOUS PROVISIONS

Section 3.1. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.2. Governing Law. The laws of the State of New York shall govern this First Supplemental Indenture, the Securities and any coupons, unless federal law governs.

Section 3.3. Incorporation into Indenture. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Original Indenture; and the Original Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

IN WITNESS THEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year written above.

Dated:

EL PASO ELECTRIC COMPANY

By:	/s/ J. Frank Bates
Name: J. Frank Bates Title: Interim President & CEO

Attest:	(SEAL)

/s/ Guillermo Silva, Jr.
Name: Guillermo Silva, Jr. Title: Corporate Secretary

Dated: May 19, 2008

THE BANK OF NEW YORK TRUST COMPANY, N.A.
By:	/s/ Kathryn L. Shotwell
Name: Kathryn L. Shotwell Title: Assistant Treasurer

Attest:	(SEAL)

/s/ Mauri J. Cowen
Name: Mauri J. Cowen Title: Vice President